Exhibit 16.1

March 21, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 15, 2016, to be filed by our former client, Black Stone Minerals, L.P. We are in agreement with the statements made in section (a) in response to the Item insofar as they relate to our firm.

Very truly yours,

/s/ BDO USA, LLP